Exhibit 99.1

OPENTV ANNOUNCES RESIGNATION OF
CHIEF FINANCIAL OFFICER, RICHARD HORNSTEIN

Company Commences Search for New Chief Financial Officer

San Francisco, Calif., April 1, 2005 – OpenTV Corp. (NASDAQ: OPTV) today announced that its Senior Vice President and Chief Financial Officer, Richard Hornstein, will resign for personal reasons and to pursue other interests.

OpenTV is in the process of recruiting Mr. Hornstein’s successor. Mr. Hornstein is expected to remain with the company during a transitional period through at least mid-May 2005.

“OpenTV is very appreciative of Rich’s efforts and we wish him well,” said Jim Chiddix, OpenTV’s chairman and chief executive officer.

About OpenTV

OpenTV is one of the world’s leading interactive television companies. Deployed in approximately 50 million digital set-top-boxes in 96 countries, the company’s software enables a wide array of functionality, including enhanced television, interactive shopping, interactive and addressable advertising, games and gaming, personal video recording, and a variety of consumer care and communication applications. For more information, please visit www.opentv.com

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Contact:	Marc McCarthy
Tel: 415-962-5111
Investorrelations@opentv.com